CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Fixed Income Trust

We consent to the use of our report, dated June 27, 2008, except for Note 13 as to which the date is March 18, 2009, for the Evergreen Diversified Income Builder Fund, a series of the Evergreen Fixed Income Trust, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

April 9, 2009